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Conolog Announces Completion of Private Placement
Tuesday January 24, 8:00 am ET

- $1 Million of Convertible Debentures Convertible Into the Company's Common Stock at $1.25 Per Share -

SOMERVILLE, N.J., Jan. 24 /PRNewswire-FirstCall/ -- Conolog Corporation (Nasdaq:
CNLG - News), an engineering and design company that provides digital signal processing solutions to global electric utilities, announced today that it completed a private placement of an aggregate of $1,000,000, principal amount, of Convertible Debentures. The Company received net proceeds of $885,000 from the sale of the Convertible Debentures, before deducting its attorneys' fees and other miscellaneous fees related to the private placement.

The Convertible Debentures, subject to stockholder approval if required by any applicable Nasdaq rule are convertible into an aggregate of 800,000 shares of the common stock of the Company.

The Conversion Price of the Convertible Debentures is $1.25 per share. The investors have also received warrants to purchase an aggregate of 800,000 shares of the Company's common stock at an exercise price of $.9579 per share, exercisable beginning at any time on the sooner of July 18, 2006 or the date the Company's stockholders approve the issuance of the Company's common stock issuable on conversion of the Convertible Debentures (if such approval is required by the applicable rules of the Nasdaq) through the fifth anniversary of the issuance.

In addition, the selling agent (including certain of its employees and affiliates) was granted a warrant to acquire 160,000 shares of the Company's common stock on the same terms and conditions as the warrants issued to the Subscribers. Immediately after the closing for the sale of the Convertible Debentures, and as of January 23, 2006, there were 7,417,854 shares of Conolog's common stock issued and outstanding. The securities sold to the investors were not registered under the Securities Act of 1933, as amended, and may not be offered or sold within the United States absent registration or an available exemption from such registration requirements. Pursuant to the subscription agreement and the selling agent agreement, Conolog is obligated to file a registration statement with the Securities and Exchange Commission to register the resale of the common stock issuable upon conversion of the Convertible Debentures and the common stock issuable upon exercise of the warrants under the Securities Act.

This announcement does not constitute an offer to sell or the solicitation of offers to buy any security and shall not constitute an offer, solicitation or sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About Conolog Corporation

Conolog Corporation is a provider of digital signal processing and digital security solutions to electric utilities worldwide. Conolog designs and sells electromagnetic products to the military and provides engineering and design services to a variety of industries, government organizations and public utilities nationwide. Conolog's INIVEN



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division sells a line of digital signal processing systems, including transmitters, receivers and multiplexers.

Contact: Conolog Corporation: Robert Benou, Chairman, 908/722-8081; National Financial Network, Geoffrey Eiten, Investor Relations; 781/444-6100, ext. 613 or email geiten@nfnonline.com, or visit http://www.nfnonline.com/cnlg .

Forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, continued acceptance of Conolog's products, increased levels of competition, new products introduced by competitors, and other risks detailed from time to time in Conolog's periodic reports filed with the Securities and Exchange Commission.